Exhibit 99.1

CROSS REFERENCE SHEET

Information Relating to Provincial Debt	Location in 2007 British Columbia Financial and Economic Review (the “Review”(1) included as Exhibit 99.4, or in other Exhibit to Annual Report
PROVINCE OF BRITISH COLUMBIA
General Description of the Province	Page 2
Constitutional Framework	App. 3, pp.114-116
THE ECONOMY
Recent Economic Developments	Ch. 1; App. 1, pp. 20-35
Economic Structure and Primary Industries	Ch. 1; App. 1, pp. 24-26
Capital Investment	Ch. 1; p. 9; App. 1, p. 28 (Table A1.6)
Foreign Trade	Ch. 1; p. 10; App. 1, p. 29
Labour Market and Employment	Ch. 1; pp. 12-14; App. 1, p. 27 (Table A1.5)
PROVINCIAL REVENUE AND EXPENDITURE
Financial Administration and Reporting	Ch. 2; App. 2, p.70-73
Special Funds	Ch. 2; App. 2, p. 73
Unaudited Financial Results	Ch. 2; pp. 38-57
Major Sources of Revenue	Ch. 2; pp. 41-42, 44-46; App. 2, pp. 80-81
Expenditure by Function	Ch. 2; pp. 51-53, App. 2, pp. 82-83
GOVERNMENT CORPORATIONS
Government Corporation Debt	Ch. 2; pp. 58-60; App. 2, pp. 88-89, 91; Exhibit 99.3
DEBT OF THE PROVINCE
Direct and Guaranteed Debt	Ch. 2; pp. 58-60; App. 2, pp. 88-89, 91; Exhibit 99.3
Financing Requirements	Exhibit 99.3
Sinking Fund Management	Exhibit 99.3
CONSOLIDATED FUNDED DEBT OF THE PUBLIC SECTOR	Exhibit 99.3
CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES	Exhibit 99.3
DETAILED FINANCIAL STATEMENTS OF THE PROVINCE
Statement of General Fund Revenue by Source	App. 2, pp. 80-81
Statement of General Fund and Special Fund Expenditure by Function	App. 2, pp. 82-83
Statement of Direct Funded and Unfunded Debt	Exhibit 99.3
Statement of Guaranteed Funded Debt	Exhibit 99.3
Statement of Non-Guaranteed Debt	Exhibit 99.3
Pension Funds	App. 2, pp. 73-74

(1)             Chapter and Appendix and page numbers indicate the location of information in the Review.